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                                                                    EXHIBIT 99.1

                             FIRST AMENDMENT TO THE
                          EMPLOYEE STOCK PURCHASE PLAN
                              OF PAYMENTECH, INC.

     WHEREAS, Paymentech, Inc. a Delaware corporation (the "Company"), has heretofore maintained the Employee Stock Purchase Plan of Paymentech, Inc. (formerly known as the Employee Stock Purchase Plan of First USA Paymentech, Inc.; the "Plan") for the benefit of its employees; and

     WHEREAS, the Company considers it advisable to amend the Plan to increase by 250,000 shares the number of shares of Common Stock of the Company, $.01 par, available for issuance under the Plan, making a total of 400,000 shares available for issuance under the Plan; and

     WHEREAS, the Board of Directors of the Company, pursuant to Section 17 of the Plan, authorized this amendment on April 22, 1998;

     NOW THEREFORE, effective as of April 22, 1998, (the "Effective Date"), the Company hereby amends the Plan as follows:

           The first sentence of Section 10(a) is hereby deleted and replaced with the following:

           The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 400,000, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 16.

     Except as amended, all other provisions of the Plan shall remain in full force and effect.

     IN WITNESS HEREOF, the Company has adopted this amendment as of the Effective Date.

                                   PAYMENTECH, INC.

                                   By:    /s/ Philip Taken
                                      -----------------------------------
                                   Title: Chief Administrative Officer,
                                         --------------------------------
                                          General Counsel and Secretary

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